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THE PITTSTON COMPANY AND SUBSIDIARIES                            EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share amounts)

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FULLY DILUTED EARNINGS PER COMMON SHARE:
- ----------------------------------------
                                                    Quarter Ended
                                                      March 31,
- ----------------------------------------------------------------------------
                                                   1995      1994
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
PITTSTON SERVICES GROUP:
Net income attributed to common shares            $13,595    10,511
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Average common shares outstanding                  37,931    37,662
Incremental shares of stock options                   382       656
- ----------------------------------------------------------------------------

Pro forma common shares outstanding                38,313    38,318
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Fully diluted earnings per common share:          $  0.36      0.27
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PITTSTON MINERALS GROUP:
Net income (loss) attributed to common shares     $   387   (75,085)
Preferred stock dividends, net                        (83)   (1,006)
- ----------------------------------------------------------------------------

Fully diluted net income (loss) attributed
 to common shares                                 $   470   (74,079)
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Average common shares outstanding                   7,727     7,541
Incremental shares of stock options                    53       106
Conversion of preferred stock                       2,317     2,108
- ----------------------------------------------------------------------------

Pro forma common shares outstanding                10,097     9,755
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Fully diluted earnings (loss) per common share:   $  0.05     (9.96)  (a)
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(a)  Antidilutive, therefore the same as primary.


Primary Earnings Per Share:
- --------------------------
Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.

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